Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jim Barron/Kim Levy/Carrie Bloom
Citigate Sard Verbinnen
212-687-8080
dwa@sardverb.com

DREAMWORKS ANIMATION REPORTS THIRD QUARTER FINANCIAL RESULTS

Glendale, California — December 8, 2004 — DreamWorks Animation SKG, Inc. (NYSE:DWA), which completed its initial public offering (“IPO”) on October 27, 2004, today announced financial results for its fiscal third quarter ended September 30, 2004.

For the third quarter 2004, revenue totaled $241.3 million, costs of revenue were $196.3 million, and net income totaled $20.3 million ($13.7 million after pro forma taxes or $0.18 per diluted share). These results compare favorably to the same period last year, when the company recorded revenue of $47.8 million, costs of revenue of $73.0 million, and a net loss of $35.9 million, or $0.47 net loss per diluted share.

For the nine months ended September 30, 2004, revenue totaled $582.5 million, costs of revenue were $394.5 million, and net income was $141.0 million ($90.7 million after pro forma taxes or $1.18 per diluted share). The nine-month period for 2004 also compared favorably to the prior year, when the company recorded revenue of $166.4 million, costs of revenue of $267.7 million and a net loss of $150.6 million, or $1.97 net loss per diluted share. Third quarter and nine-month period results do not include the impact of the company’s distribution agreement with DreamWorks Studios, which was entered into on October 7, 2004.

“Our results for the third quarter reflect the strong domestic and international theatrical performance of Shrek 2, as well as continuing revenue generated by our growing library of films,” said DreamWorks Animation CEO Jeffrey Katzenberg. “We are also thrilled with the results of our films in the fourth quarter, including the recent box office success of Shark Tale, which has earned over $300 million on a worldwide basis and is still being released in several international territories. In addition, initial Shrek 2 video sales have set an all-time record, selling over 30 million units worldwide in just over four weeks. We are well positioned in the CG animation market with a distinctive and powerful brand, a world-class, highly experienced creative team, and the scale and resources necessary to produce two high-quality CG films per year.”

The company also announced that it has decided to move its release of Shrek 3 from November 2006 to May 2007.

“We believe there are more than a half a dozen strong release windows available annually for our films,” commented Jeffrey Katzenberg. “We look at each film very specifically to determine which of these release windows will best maximize its value in the marketplace based on a number of factors, including its story, the competitive landscape and the overall market potential. The sheer magnitude of the Shrek franchise has led us to conclude that a May release date — with a DVD release around the holiday season — will enable us to best maximize performance and increase profitability, thereby generating enhanced asset value and better returns for our shareholders.”

Based on this change, DreamWorks Animation’s new anticipated release schedule is as follows:

•	Madagascar (release on May 27th 2005)

•	Wallace & Gromit: Tale of the Were Rabbit (release on October 7th 2005)

•	Over the Hedge (release on May 19th 2006)

•	Flushed Away (release in fall 2006)

•	Shrek 3 (release in May 2007)

Pro Forma Results

Pro forma results for the third quarter ended September 30, 2004, which assume the company’s distribution agreement with DreamWorks Studios had been in effect for the entire year, were as follows: revenue totaled $161.6 million, costs of revenues were $66.5 million and net income was $47.3 million or $0.45 per share on a pro forma basis for the 105.6 million diluted common shares outstanding after the IPO. Net income for this period was reduced by a pro forma income tax provision adjustment of $27.9 million.

Pro forma results for the nine months ended September 30, 2004, were as follows: revenue totaled $343.1 million, costs of revenue were $126.2 million and net income was $113.8 million, or $1.08 per share on a pro forma basis for the 105.6 million diluted common shares outstanding after the IPO. Net income for this period was also reduced by a pro forma income tax provision adjustment of $68.3 million.

Conference Call Information

The company will discuss its third quarter 2004 earnings results during a conference call to be held today, December 8, 2004, at 5:00 p.m. EST/2:00 p.m. PST. Investors can access the live webcast, along with an archived webcast immediately following the call, at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of nine animated feature films, including Antz, Shrek, Shrek 2 and Shark Tale. DreamWorks Animation’s next release will be Madagascar, scheduled to open in May 2005.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties involved in the development and production of animated feature films, the release dates for the films described in this document may be delayed and the voice talent may change. For a further list and description of such risks and uncertainties, see our filings with the Securities and Exchange Commission (SEC) including our Form S-1 registration statement for our IPO and our quarterly report on Form 10-Q for the third quarter of 2004. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

**FINANCIAL TABLES ATTACHED**

DreamWorks Animation
(A Division of DreamWorks L.L.C.)
Unaudited Condensed Balance Sheets

	September 30,	December 31,
	2004	2003
	In thousands
Assets
Cash and cash equivalents	$4	$41
Accounts receivable, net of allowance for doubtful accounts and reserve for returns	101,531	134,809
Film inventories	661,333	427,463
Property, plant, and equipment, net of accumulated depreciation and amortization	81,499	85,064
Goodwill	26,462	26,462
Other assets	6,663	3,285

Total assets	$877,492	$677,124

Liabilities and owner’s equity (deficiency)
Liabilities
Accounts payable	$3,941	$1,615
Accrued liabilities	164,702	97,280
Advances and unearned revenue	117,535	89,009
Debt allocated by DreamWorks Studios	447,464	418,379
Other debt	94,858	80,344

Total liabilities	828,500	686,627
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Owner’s equity (deficiency)	46,051	(12,444)

Total liabilities and owner’s equity (deficiency)	$877,492	$677,124

DreamWorks Animation
(A Division of DreamWorks L.L.C.)
Unaudited Condensed Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
	In thousands		In thousands
Operating revenue	$241,343	$47,828	$582,461	$166,352
Costs of revenue	196,311	72,973	394,526	267,677

Gross profit (loss)	45,032	(25,145)	187,935	(101,325)
Provision for doubtful accounts	116	476	1,877	849
Selling, general and administrative expenses	12,543	7,187	29,817	21,956

Operating income (loss)	32,373	(32,808)	156,241	(124,130)
Interest expense, net of interest income	(6,439)	(2,500)	(13,228)	(9,983)
Other expense, net	(4,365)	(265)	(238)	(15,269)

Income (loss) before income taxes	21,569	(35,573)	142,775	(149,382)
Provision for income taxes	1,256	325	1,784	1,210

Net income (loss)	$20,313	$(35,898)	$140,991	$(150,592)

Unaudited pro forma combined statement of operations data (1)
Income (loss) before income taxes	$21,569	$(35,573)	$142,775	$(149,382)
Pro forma provision for income taxes	7,861	325	52,041	1,210

Pro forma net income (loss)	$13,708	$(35,898)	$90,734	$(150,592)

Unaudited pro forma net income (loss) per share data (2)
Basic pro forma net income (loss) per share	$0.18	$(0.47)	$1.18	$(1.97)
Diluted pro forma net income (loss) per share	$0.18	$(0.47)	$1.18	$(1.97)
Shares used in computing unaudited pro forma net income (loss) per share (2):
Basic	76,636	76,636	76,636	76,636
Diluted	77,123	76,636	77,123	76,636

(1)	The unaudited pro forma combined statement of operations includes a pro forma adjustment for income taxes that would have been recorded if the Company had been a taxable corporation historically.

(2)	Shares used in computing unaudited net income (loss) per share were the number of shares of common stock outstanding immediately following the Company’s separation from DreamWorks Studios excluding shares issued for the initial public offering. Unless the effects are anti-dilutive, pro forma diluted per share amounts are calculated using the number of shares of common stock that will be outstanding immediately following the Company’s separation from DreamWorks Studios as if such shares were outstanding for all periods presented, diluted by 486,944 shares of Class A common stock that will underlie the DreamWorks Studios equity-based compensation awards being converted into equity-based compensation awards of the Company upon the consummation of the offering.

DreamWorks Animation
(A Division of DreamWorks L.L.C.)
Unaudited Condensed Statements of Cash Flows

	Nine months ended
	September 30,
	2004	2003
	In thousands
Operating activities
Net income (loss)	$140,991	$(150,592)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Amortization and write off of film inventories	139,890	151,563
Stock compensation expense	409	(2,253)
Depreciation and amortization	4,214	2,939
Revenues recorded against advances and unearned revenue	(16,355)	(4,335)
Provision for doubtful accounts and returns	28,621	1,333
Change in operating assets and liabilities:
Accounts receivable	4,657	94,677
Film inventories	(373,760)	(156,098)
Other assets	(3,756)	(156)
Accounts payable and accrued expenses	69,339	(26,015)
Unearned revenue	(6,863)	5,202

Net cash used in operating activities	(12,613)	(83,735)

Investing activities
Purchases of property, plant, and equipment	(270)	(2,229)

Net cash used in investing activities	(270)	(2,229)

Financing Activities
Transfers to DreamWorks Studios	(82,496)	(83,082)
Deferred debt costs	(1)	(152)
Payments on capital leases	(487)	(465)
Increase in debt allocated from DreamWorks Studios	44,086	156,026
Advances	51,744	14,718

Net cash provided by financing activities	12,846	87,045

(Decrease) increase in cash and cash equivalents	(37)	1,081
Cash and cash equivalents at beginning of period	41	3

Cash and cash equivalents at end of period	$4	$1,084

DreamWorks Animation
(A Division of DreamWorks L.L.C.)
Pro Forma Unaudited Condensed Statements of Operations (1)

	Three months ended	Nine months ended
	September 30,	September 30,
	2004	2004
	In thousands	In thousands
Operating revenue	$241,343	$582,461
Proforma adjustments to operating revenue (2)	(79,740)	(239,372)

Pro forma operating revenue	161,603	343,089

Costs of revenue	196,311	394,526
Proforma adjustments to costs of revenue (3)	(129,826)	(268,341)

Pro forma costs of revenue	66,485	126,185

Gross profit	45,032	187,935
Total adjustments to gross profit	50,086	28,969

Pro forma gross profit	95,118	216,904
Provision for doubtful accounts	116	1,877
Selling, general and administrative expenses	12,543	29,817
Proforma adjustments to selling, general and administrative expenses (4)	(4,804)	(12,160)

Pro forma selling, general and administrative expenses	7,739	17,657
Operating income	32,373	156,241
Total adjustments to operating income	54,890	41,129

Pro forma operating income	87,263	197,370
Interest expense, net of interest income	(6,439)	(13,228)
Other expense, net	(4,365)	(238)
Provision for income taxes	1,256	1,784
Proforma adjustments to income taxes (5)	27,887	68,317

Pro forma provision for income taxes	29,143	70,101

Net income	20,313	140,991
Total adjustments to net income	27,003	(27,188)

Pro forma net income	$47,316	$113,803

Pro forma:
Basic net income per share (6)	$0.46	$1.11
Diluted net income per share (7)	$0.45	$1.08
Shares used in computing proforma:
Basic net income per share (6)	102,393	102,393
Diluted net income per share (7)	105,627	105,627

(1)	The pro forma unaudited condensed statement of operations prepared as if i) the Distribution Agreement had been in effect for the entire year and ii) as if we had been a taxable corporation for the entire year.

(2)	Reflects the reduction in operating revenue that would have occurred had the Distribution Agreement been in effect for the entire year. Under the terms of the Distribution Agreement, DreamWorks Studios would have been entitled to retain a distribution fee equal to 8.0% of revenue (without deduction for any distribution and marketing costs or third-party distribution and fulfillment services fees) with respect to our films, or approximately $17.7 million and $43.0 million for the three and nine month periods ended September 30, 2004, respectively. DreamWorks Studios would also have been entitled to recoup distribution and marketing costs out of this revenue in the amount of approximately $62.0 million and $196.4 million for the three and nine month periods ended September 30, 2004, respectively.

(3)	The pro forma adjustment for cost of revenues reflects a reduction in distribution and marketing costs of approximately $110.3 million and $228.5 million for the three and nine month periods ended September 30, 2004, respectively, as these costs are borne by DreamWorks Studios under the terms of the Distribution Agreement. These amounts do not match the $62.0 million and $196.4 million for the three and nine months ended September 30, 2004, respectively noted in footnote 1 above that DreamWorks Studios would have recouped under the Distribution Agreement. For the three and nine months ended September 30, 2004 distribution and marketing costs for Shark Tale were deducted in our pro forma costs of revenue, but there is no corresponding reduction to pro forma revenue because t film had not been released. In addition, the pro forma adjustment to costs of revenue reflects the elimination of distribution and fulfillment services fees payable primarily to Universal Studios and CJ Entertainment, in the amount of approximately $17.5 million and $21.6 million for the three and nine month periods ended September 30, 2004, respectively, as these costs are solely borne by DreamWorks Studios pursuant to the Distribution Agreement. In addition, the pro forma adjustment to costs of revenue reflects a decrease in production costs amortization of approximately $2.0 million and $18.2 million for the three and nine months periods ended September 30, 2004, respectively, as, under the individual-film-forecast-computation-method, the revenue that we would have recognized in this period would have represented a lower proportion of the total revenue that we would have estimated our released film to ultimately produce.

(4)	Reflects the elimination of allocated overhead costs that are primarily related to the salaries and benefits of employees in DreamWorks Studios’ distribution and marketing departments, as these costs will be solely borne by DreamWorks Studios pursuant to the Distribution Agreement.

(5)	Reflects federal and state income taxes that we would have been required to pay, if any, had we been a taxable corporation for the entire year.

(6)	Pro forma basic net income per share is calculated using the number of shares of common stock that were outstanding immediately following our separation from DreamWorks Studios and our initial public offering as if such shares were outstanding for all periods presented.

(7)	Pro forma diluted net income per share is calculated using the number of shares of common stock that were outstanding immediately following our separation from DreamWorks Studios and our initial public offering as if such shares were outstanding for all periods presented, diluted by 486,944 shares of our Class A common stock with respect to the DreamWorks Studios equity-based compensation awards that were converted into equity-based compensation awards of DreamWorks Animation upon the consummation of the initial public offering, and diluted by 2,746,722 shares of unvested restricted stock that were issued at the time of the offering.